EXHIBIT 21.1
SUBSIDIARIES OF PYRAMID BREWERIES, INC.
PBC Acquisition, LLC, a Delaware limited liability company
Pyramid Gilman Street Property, LLC, a Delaware limited liability company
Thomas Kemper Soda Company, Inc., a Washington corporation (sold January 2, 2007)